Exhibit 10.2

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXECUTION COPY

Patent Transfer &

Exclusive Licence

Agreement

between

Ascendis Pharma A/S

as Licensor

and

Sanofi-Aventis Deutschland GmbH

as Licensee

CONTENTS

1. Interpretation	1

2. Sale, Purchase and Licence Grant	9

3. Technical Information	12

4. Development	13

5. Manufacturing and Commercialisation	15

6. Regulatory	15

7. Payments	16

8. Records and Auditing	18

9. Pharmacovigilance	19

10. Confidentiality	19

11. Prosecution, Maintenance and Defence	20

12. Improvements	21

13. Infringement	22

14. Warranties	23

15. Indemnification	25

16. Limitation of Liability	26

17. Term and Survival	26

18. Termination	26

19. Effect of Termination	27

20. Miscellaneous	28

schedule 1 : PATENTS	34

schedule 2 : SHORT FORM PATENT LICENCE	35

schedule 3 : TECHNICAL INFORMATION	36

schedule 4 : DEVELOPMENT PLAN	44

schedule 5 : LICENCES GRANTED TO ASCENDIS	45

schedule 6 : ASCENDIS EMPLOYEES	46

schedule 7 : LIST OF FILING COUNTRIES	47

i

THIS PATENT TRANSFER & EXCLUSIVE LICENCE AGREEMENT (this “Agreement”) is dated 15 December 2010 and made

BETWEEN:

(1)	ASCENDIS PHARMA A/S, (“Licensor” or “Ascendis”), a company registered in Denmark with its registered office at Tuborg, Boulevard 12, DK-2900 Hellerup, Denmark; and

(2)	SANOFI AVENTIS DEUTSCHLAND GmbH, (“Licensee” or “Sanofi”), a company registered in Germany with its registered office at Industriepark Höchst 65926 Frankfurt am Main, Germany.

Each a “Party” and together the “Parties”.

Background:

(A)	Ascendis owns and controls proprietary rights, titles and interests in patents and technical information relating to Glp-1 and Glp-1 analogs, exendin-4 and exendin-4 analogs, glucagon and glucagon analogs, insulin and insulin analogs and the TransCon technology platform.

(B)	Sanofi wishes to develop and to commercialise Glp-1 and Glp-1 analogs, exendin-4 and exendin-4 analogs, glucagon and glucagon analogs, insulin and insulin analogs and other products in and outside the field of diabetes and certain diabetes-related metabolic disorders using the TransCon technology platform, and Ascendis wishes to sell certain patents rights to Sanofi and grant Sanofi certain exclusive or non-exclusive, worldwide, licences in respect of certain other patent rights, on the terms and conditions of this Agreement.

THE PARTIES AGREE THAT:

1.	Interpretation

1.1	Definitions

“Affiliate” means any business Entity which from time to time Controls, is Controlled by or is under common Control with a Party to this Agreement.

“Ascendis Development Plan Expenses” means the following costs and expenses incurred by Ascendis after the Effective Date directly in connection with Ascendis’ activities in accordance with the Development Plan:

(a)	out-of-pocket costs associated with the conduct of any development activities performed by Ascendis, its Affiliates or by an Independent Third Party on behalf of Ascendis in accordance with the Development Plan (and for clarity are not otherwise included as part of the Ascendis FTE Rate);

(b)	Ascendis FTE Costs; and

(c)	any other costs or expenses specifically identified and included in the Development Plan, which, for the avoidance of doubt may include, without limitation, pre-paid amounts.

“Ascendis FTE Costs” means, for all activities performed by Ascendis or its Affiliates in accordance with the Development Plan or as otherwise directed in writing by Sanofi, the product of (i) the number of FTEs used by Ascendis or its Affiliates for such activities as set forth in the Development Plan or other written document approved by Sanofi and (ii) the Ascendis FTE Rate. For the avoidance of doubt, [***].

“Ascendis FTE Rate” means [***] per FTE, which amount is fully burdened and includes without limitation, for each FTE, [***].

“Ascendis Improvement” means any Improvement which is developed, in-licensed, acquired or otherwise controlled by Ascendis or its Affiliates after the Effective Date.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for ordinary face to face banking business in Copenhagen, Frankfurt/Main and Paris.

“Business Team” means three (3) personnel of Ascendis and/or its Affiliates, having the scientific, technical and business skills, expertise and experience necessary to conduct the Ascendis Development Activities in accordance with the terms hereof. The names of the members of the Business Team as of the Effective Date are listed on Part I of schedule 6.

“Control(led)(ling)” means the beneficial ownership of more than fifty per cent (50%) of the issued share capital or the legal power to direct or cause the direction of the general management of the company, partnership or other Entity in question.

“Cover(ed)(ing)” means, with respect to any Patent and the subject matter at issue, that, but for a licence granted under a Valid Claim of such Patent, the manufacture, development, use, sale, offer for sale or importation of the subject matter at issue would infringe such Valid Claim, or in the case of a Patent that is patent application, would infringe a Valid Claim in a patent issued from such patent application if the currently pending claims of such patent application were to be issued as a patent.

“Development Plan” means the technology transfer and development activities to be performed by Ascendis and Affiliates and the associated timetable and Ascendis Development Plan Expenses to such activities. A preliminary overview of the Development Plan is set out in Schedule 4. No later than [***] after the Effective Date, the Parties will discuss in good faith and agree on a detailed Development Plan description to be attached to this Agreement as an update of Schedule 4. The Development Plan may be amended from time to time by the JDC during the term hereof.

“Diabetes” means [***].

“Diabetes-Related Metabolic Disorders” means [***].

“Diabetic Dyslipidemia” means [***].

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[***] or (ii) as may be defined in applicable treatment and/or regulatory guidelines in force from time to time in the relevant country(ies).

“Diligent Efforts” means with respect to a Party the level of efforts and resources such Party would typically exert in similar circumstances pursuing the development and commercialisation of a similar product with similar market potential taking into account the stage of development or commercialization, market potential and market size, the product life cycle, the risk of development or commercialization of the Product, the cost effectiveness of efforts or resources, the competitiveness of alternative products that are or are expected to be in the marketplace, the scope and duration of patent rights or other proprietary rights related to the Product, the profitability of the Product and alternative products and other relevant commercial factors. The efforts of each Party’s respective Affiliates and Sub-Licensees shall count towards that Party’s own Diligent Efforts.

“Effective Date” means the date of this Agreement.

“EMA” shall mean the European Medicines Agency or any successor agency with comparable responsibilities.

“Entity” means, and includes, any person, firm or company or group of persons or unincorporated body.

“Fatty Liver Disease” means [***].

“Glp-1 Product” means [***].

“Glucagon Product” means [***].

“Good Clinical Practice” means the applicable principles and guidelines for good clinical practice for drugs and medicinal products, as such principles and guidelines are amended, implemented and supplemented from time to time, including without limitation those set out in the Harmonised Tripartite Guideline for Good Clinical Practice as finalised by the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use.

“Good Laboratory Practice” means the applicable principles and guidelines for good laboratory practice for drugs and medicinal products, as such principles and guidelines are amended, implemented and supplemented from time to time, including without limitation those set out in the OECD Principles of Good Laboratory Practice published by the Organisation for Economic Co-Operation and Development.

“Good Manufacturing Practice” means all applicable principles and guidelines for good manufacturing practice for drugs and medicinal products, as such principles and guidelines are amended, implemented and supplemented from time to time, including without limitation as specified in the applicable provisions of (i) European Directive 2003/94/EC and further guidance as published by the European Commission in Volume IV of “The rules governing medicinal products in the European Community” and (ii) Title 21 Parts 210 and 211 of the US Code of Federal Regulations (21 C.F.R., parts 210 and 211).

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Improvement” means any improvement, discovery, invention, development, enhancement, modification, technical information, whether or not patentable, relating to Product and/or the Technology Platform as in existence on the Effective Date, that arises during the term of this Agreement, that a Party owns or for which it has a licence to any related patent, know-how or intellectual property right and has the ability to grant to the other Party access, a licence or a sub-licence (as applicable) to such patent, know-how or intellectual property right on the terms and conditions set forth herein without violating the terms of any agreement or other arrangement with any Independent Third Party existing at the time such Party would be required hereunder to grant to the other Party such access, licence or sub-licence. For clarity, any products acquired or licensed by either Party from any Independent Third Party after the Effective Date shall not be an Improvement.

“IND” means an investigational new drug application, as defined in 21 C.F.R. Section 312.3, obtained for purposes of conducting clinical trials in accordance with the requirements of the United States Federal Food, Drug and Cosmetic Act and the regulations promulgated thereunder, including all supplements and amendments thereto; or the equivalent application to the EMA, the filing of which is necessary to commence clinical testing of the Products in humans.

“IND Approval” means the approval of an IND by EMA, FDA or other competent regulatory authority.

“Independent Third Party” means any Entity other than Ascendis, its Affiliates or its Sub-Licensees or Sanofi, its Affiliates or its Sub-Licensees.

“Insulin Product” means [***].

“Initiation” of a Phase II or Phase III Trial shall mean dosing of the first patient with Product or matching placebo (as applicable) in such Phase II or Phase III Trial.

“Intellectual Property Office” means the official local patent, trade mark or other intellectual property registry in each part of the Territory responsible for granting, maintaining records of, patents, trade marks or other intellectual property and any instruments made in respect thereof.

“Joint Improvements” means any Improvements conceived or generated jointly during the term of, and in connection with, this Agreement by employees, agents, or service providers of both Ascendis and Sanofi or their respective Affiliates. Ascendis and Sanofi shall each own an undivided fifty per cent (50%) interest in any Joint Improvement.

“Major Country” means [***].

“Manufacture” or “Manufacturing” means any manufacturing activity of any Product, or any ingredient thereof, including manufacturing for clinical use or commercial sale, testing, handling, packaging and storage, ongoing stability tests and regulatory activities related to any of the foregoing.

“Marketing Authorisation” means the authorisation issued by the relevant Regulatory Authority necessary to place on the market Product in any country or regulatory jurisdiction, but for the avoidance of doubt shall not include pricing and reimbursement approvals or inclusion on the official list of reimbursable drugs.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Metabolic Syndrome” means the presence of [***] of the following:

(A)	[***]

(B)	[***]

(C)	[***]

(D)	[***]

(E)	[***]

as such criteria may be modified or completed by applicable treatment and/or regulatory guidelines in force from time to time in the relevant country(ies).

“Net Sales” means, with respect to a given period of time, the gross amount invoiced by Sanofi and its Affiliates, its Sub-Licensees and their distributors to bona fide Independent Third Party purchasers from the sale or distribution to bona fide Independent Third Parties of Product, provided such Product is covered by a Valid Claim, less the following deductions and offsets:

(A)	normal and customary trade, cash and quantity discounts, allowances and credits actually allowed or paid, based on the invoiced price or net price to Independent Third Party purchasers, including cash coupons and retroactive price reductions;

(B)	credits or allowances actually granted for damaged Products, returns or rejections of Product, price adjustments and billing errors, in each case not in excess of the selling price of the Product;

(C)	reasonable and customary rebates, charge backs and discounts (or equivalents thereof), based on the invoiced price or net price to Independent Third Party purchasers, granted to managed health care organizations, pharmacy benefit managers (or equivalents thereof), federal, state/provincial, local and other governments, their agencies and purchasers and reimbursers;

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(D)	transportation costs, including insurance, for outbound freight related to delivery of the Products to the extent billed separately on the invoice and paid by the buyer; and

(E)	sales taxes and other governmental charges (including value added tax, but solely to the extent not otherwise creditable or reimbursed) to the extent billed separately on the invoice and actually paid in connection with the sale (but excluding what is commonly known as income taxes).

The methodology for calculating (A) – (E), on a country-by-country basis, shall conform to IFRS consistently applied by Sanofi and its Affiliates across its product lines.

In the event a Product is sold in combination with one or more other pharmaceutically active ingredient(s), Net Sales shall be calculated [***].

With respect to any Product that includes [***].

For clarity, the [***] where Sanofi, or its Affiliate or Sub-Licensee has [***].

For clarity, the following shall not be included in “Net Sales”: (a) Products transferred for administration to patients enrolled in clinical trials or distributed through a not-for-profit foundation at no charge to eligible patients, and (b) Product used as samples to promote additional Net Sales, in amounts consistent with normal business practices of Sanofi or its Affiliates or Sub-Licensees.

“Non-Proprietary Peptide” means a Peptide which can be freely used without infringing third party rights.

“Obesity” means [***] as may be modified or completed by applicable treatment and/or regulatory guidelines in force from time to time in the relevant country(ies).

“Patents” means the Product Patents, the Technology Platform Patents and any patent that may in the future Cover an Ascendis Improvement or a Joint Improvement.

“Peptide” means a polypeptide of [***].

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Phase II Trial” means, with respect to a Product, any human clinical trial conducted in any country that is designed (i) to evaluate the efficacy of the pharmaceutical product for a particular indication or indications in patient volunteers with the indication under study and to assess side effects or (ii) to support an additional Phase II Trial or any Phase III Trial.

“Phase III Trial” means, with respect to a Product, any human clinical trial conducted in any country after preliminary evidence suggesting acceptable efficacy and safety of the pharmaceutical product has been obtained in prior studies, which is intended to gather additional information to evaluate the overall safety and efficacy of the pharmaceutical product and provide an adequate basis for physician labelling.

“Product” means (i) any product developed by Sanofi incorporating (in whole or part) the Technology Platform and/or using the Product Patents and/or the Technology Platform Patents and/or any Ascendis Improvements and/or any Joint Improvements, and/or (ii) any Glp-1 Product, any Glucagon Product or any Insulin Product or any combination of Glp-1 Product, Glucagon Product, Insulin Product and/or any product included within (i) above.

“Product Patents” means the patents and patent applications listed in Part I of schedule 1 and any conversion, continuation, division, or substitution thereof, and any patents issuing thereon, any reissues, re-examinations or extensions of such patents and any foreign counterparts of such patent applications and patents in any country in the Territory.

“Product Technical Information” means the Technical Information owned or controlled by Ascendis relating specifically to Product.

“Regulatory Approval” means all necessary approvals (including Marketing Authorisations, pricing and reimbursement approvals and inclusion on the official list of reimbursable drugs, as applicable) for the sale of Product for one or more indications in a country or regulatory jurisdiction.

“Regulatory Authority” means any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity in any jurisdiction in the Territory involved in the granting of Regulatory Approval for, or involved in the regulation of, pharmaceutical products.

“Sanofi Improvement” means any Improvement conceived or generated solely by employees, agents or service providers of Sanofi or its Affiliates, excluding (i) any Sanofi Medical Device and (ii) any Improvements in Manufacturing.

“Sanofi Medical Device” means any instrument, apparatus, appliance, material or other article proprietary or exclusively licensed to Sanofi, including any existing software necessary for its proper application, and used by Sanofi to administer a pharmaceutical product in humans or animals.

“Sub-Licensee” means any Entity that has been granted a sub-licence by either Party of its rights granted hereunder in accordance with Clause 2.5.

“Technical Information” means all identifiable know-how, experience, data and other information in the possession or control of a Party and which such Party is free to disclose to the other Party, whether in human or machine readable form and whether stored electronically or otherwise and which might reasonably be of commercial, scientific, technical, regulatory or medical interest to the other Party for the research, development, marketing, manufacture, importation, distribution, sale and/or use of product and/or Products and/or the use of Technology Platform.

“Technology Platform” means the Technical Information proprietary to Ascendis (but not including any Product Technical Information or Product Patents), which [***].

“Technology Platform Patents” means the patents and patent applications listed in Part II of Schedule 1 and any conversion, continuation, division, or substitution thereof, and any patents issuing thereon, any reissues, re-examinations or extensions of such patents and any foreign counterparts of such patent applications and patents in any country in the Territory.

“Territory” means worldwide.

“Trade Sale” means a sale (direct or indirect, either through merger or otherwise) to an Independent Third Party (excluding a financial investor provided such financial investor is not affiliated to a pharmaceutical or biotechnology company) of (i) fifty per cent (50%) or more of the shares in Ascendis or (ii) the whole or substantial part of the business of Ascendis. For clarity, the Parties agree that the Technology Platform constitutes a substantial part of the business of Ascendis.

“Transaction” means any transaction relating to the Technology Platform [***]; but excluding (i) [***], and/or (ii) any licensing of the Technology Platform and/or Technology Platform Products by Ascendis for use on any Independent Third Party’s proprietary products [***].

“Valid Claim” means a claim of [***] that (i) has not been rejected, revoked or held to be invalid or unenforceable by a court or other authority of competent jurisdiction, from which decision no appeal can be further taken or (ii) has not been finally abandoned, disclaimed or admitted to be invalid or unenforceable through reissue or disclaimer.

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and legislation supplemental thereto, TVA or any other system of value added tax as provided for in Council Directive 2006/112/EC applied in any Member State of the European Union and any other similar turnover, sales or purchase, tax or duty levied by any other jurisdiction whether central, regional or local.

1.2	Construction

In this Agreement where the context admits:

(A)	references to any statute or statutory provisions shall be deemed to refer to those provisions as amended or re-enacted or as their application is modified by other provisions from time to time and any reference to a statutory provision shall include any subordinate legislation made from time to time under that provision;

(B)	references to this Agreement or to any other agreement or document referred to in this Agreement mean this Agreement or such other agreement or document as may be amended, varied, supplemented, modified or novated from time to time, and include the Schedules;

(C)	references to Clause(s) and Schedule(s) are references to Clause(s) and Schedule(s) of and to this Agreement, and each of the Schedules shall have effect as if set out in this Agreement;

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(D)	the headings and sub-headings in this Agreement are inserted for convenience only and shall not affect the construction of this Agreement;

(E)	the singular includes the plural and vice versa, and references to the masculine, feminine and the neuter shall include all such genders;

(F)	references to any Party include its successors and permitted assigns;

(G)	where any statement is to the effect that Ascendis is not aware of any matter or circumstance, or is a statement qualified by the expression “so far as Ascendis is aware”, such statement shall refer to the state of the actual knowledge of the Business Team or of any other officer or key employee of Ascendis or its Affiliates, after reasonable investigation.

(H)	the symbol “€” means the lawful currency of the member states of the European Union that adopt the single currency in accordance with the EC Treaty, known as the “Euro”; and

(I)	throughout this Agreement, where the context permits, Ascendis shall mean Ascendis and its Affiliates.

2.	Sale, Purchase and Licence Grant

2.1	Ascendis hereby sells, assigns and transfers to Sanofi all right, title and interest in and to the Product Patents. Sanofi accepts such sale assignment and transfer. Ascendis shall as promptly as practicable after the Effective Date (and no later than [***] thereafter), provide all declarations and sign, deliver and file all documents (or procure that such documents are signed, delivered and filed) that are necessary for the assignment and transfer of the Product Patents and/or their re-registration in the name of Sanofi or a Sanofi Affiliate. Any costs associated solely with effectuating the assignment and transfer of the Product Patents shall be borne by Sanofi.

2.2	Subject to the terms and conditions contained herein, Sanofi hereby grants to Ascendis and its Affiliates a non-exclusive, royalty-free, licence (with the right to sub-license subject to Clause 2.5) in the Territory under any Sanofi Improvements and its interest in any Joint Improvements to research, develop, market, manufacture, import, distribute, sell and use products (excluding any Product) outside Diabetes.

2.3	Subject to the terms and conditions of this Agreement, Ascendis hereby grants to Sanofi:

(A)	an exclusive (even as to Ascendis), royalty-free, licence (with the right to grant sub-licences subject to Clause 2.5) in the Territory to the Technology Platform Patents, the Technology Platform, the Ascendis Improvements and its interest in the Joint Improvements to research, develop, market, manufacture, import, distribute, sell and use:

(1)	Glp-1 Product, Glucagon Product, Insulin Product and any combination of Glp-1 Product, Glucagon Product and/or Insulin Product for all diseases in humans and animals.

(2)	Products (other than Glp-1 Product, Glucagon Product, Insulin Product and any combination of Glp-1 Product, Glucagon Product and/or Insulin Product) for Diabetes in humans and animals.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(B)	a non-exclusive, royalty-free licence (with the right to grant sub-licences subject to Clause 2.5) in the Territory to the Technology Platform Patents, the Technology Platform, the Ascendis Improvements and its interest in the Joint Improvements to research, develop, market, manufacture, import, distribute, sell and use Products (other than Glp-1 Product, Glucagon Product, Insulin Product and any combination of Glp-1 Product, Glucagon Product and/or Insulin Product) for Diabetes-Related Metabolic Disorders and Obesity in humans and animals, provided that:

(1)	if such Products are Peptides, they must first be developed by Sanofi for Diabetes or Obesity in humans and animals and the first Marketing Authorisation for such Products must be for Diabetes or Obesity in humans in a Major Country; provided, however, that the foregoing shall not prevent Sanofi from developing such Products in Diabetic Related Metabolic Disorders before having completed development in Diabetes or Obesity.

(2)	if such Products are not Peptides, they must first be developed by Sanofi for Diabetes in humans and animals and the first Marketing Authorisation for such Product must be for Diabetes in humans in a Major Country; provided, however, that the foregoing shall not prevent Sanofi from developing such Products in Diabetic Related Metabolic Disorders before having completed development in Diabetes.

For clarity, the licences granted in Clause ?2.3 do not include [***] and Products (other than Glp-1 Product, Glucagon Product, Insulin Product and any combination of Glp-1 Product, Glucagon Product and/or Insulin Product) for use within the cardiovascular, oncology, ophthalmology, digestive systems and/or CNS areas, provided that nothing shall prevent Sanofi from researching, developing, marketing, manufacturing, importing, distributing, selling and using (i) Glp-1 Product, Glucagon Product, Insulin Product and any combination of Glp-1 Product, Glucagon Product and/or Insulin Product in accordance with Clause 2.3(A)(1), or (ii) Product (other than Glp-1 Product, Glucagon Product, Insulin Product and any combination of Glp-1 Product, Glucagon Product and/or Insulin Product) for Diabetes in accordance with Clause 2.3(A)(2) or for any Diabetes Related Metabolic Disorders and/or Obesity in accordance with Clause 2.3(B). For further clarity, nothing in this Agreement shall prohibit Ascendis or its Affiliates, Sub-Licensees or licensees from researching, developing, marketing, manufacturing, importing, distributing, selling and using any product (other than Glp-1 Product, Glucagon Product, Insulin Product and any combination of Glp-1 Product, Glucagon Product and/or Insulin Product) for [***] and/or, for the avoidance of doubt, any Diabetes Related Metabolic Disorders and/or Obesity.

2.4	The licence granted to Sanofi in Clause 2.3(B)(1) shall become exclusive on a Peptide by Peptide basis in respect of a specified Non-Proprietary Peptide if the following conditions are met:

(A)	Sanofi notifies Ascendis [***] for such Non-Proprietary Peptide;

(B)	Sanofi has been engaged [***] in respect of such Non-Proprietary Peptide in Diabetes or Obesity for at least a [***] period immediately preceding such notification, [***] to be justified and documented by Sanofi;

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(C)	Ascendis notifies Sanofi in writing that:

(1)	Ascendis, its Affiliates and Sub-Licensees have not [***] in respect of a such Non-Proprietary Peptide for at least a [***] period immediately preceding notification from Sanofi pursuant to Clause 2.4(A), such [***] to be justified and documented by Ascendis; or

(2)	Ascendis has not granted a licence to such Non-Proprietary Peptide to a bona fide Independent Third Party prior to notification from Sanofi pursuant to Clause 2.4(A);

such notification to be provided by Ascendis within [***] of notification from Sanofi pursuant to Clause 2.4(A);

provided that nothing in this Clause 2.4 shall be deemed to change the scope of the licence granted in Clause 2.3.

Following conversion of such licence to an exclusive licence in respect of such Non-Proprietary Peptide, if Sanofi abandons the development of such Non-Proprietary Peptide, such licence shall become non-exclusive. In the event that Ascendis has declined Sanofi’s request for an exclusive licence for a Non-Proprietary Peptide and Ascendis subsequently abandons the development of such Non-Proprietary Peptide, Sanofi shall then be entitled to an exclusive licence to such Non-Proprietary Peptide.

2.5	Each Party agrees that:

(A)	any and all sub-licences granted under Clauses 2.2 and 2.3 shall be on terms consistent with the terms of this Agreement, contain obligations on each Sub-licensee to perform and observe terms and conditions similar to those contained herein so far as the same are applicable;

(B)	it shall be liable to the other Party for any acts and omissions of any its Sub-Licensee that cause any breach of the provisions of this Agreement; and

(C)	it shall, within thirty (30) days of the grant of each sub-licence, provide the other Party with a copy of such sub-licence, provided that the financials may be redacted.

2.6	Ascendis shall, at the request and expense of Sanofi and where necessary, execute a formal licence agreement substantially in the form set out in schedule 2 and provide reasonable assistance to Sanofi for the purpose of registering the exclusive patent licences granted pursuant to Clause 2.3 in respect of each patent at each relevant Intellectual Property Office in the Territory. For clarity, no compensation shall be due to Ascendis upon the execution of any such formal licence agreement, other than reimbursement of Ascendis’ documented expenses.

2.7	Sanofi’s Right of Information. During the term of this Agreement, Ascendis shall inform Sanofi about its research and development activities relating to the Technology Platform. Such information shall take place during the meetings of the JDC for the term of the Development Plan, and thereafter [***]. The purpose of such information meetings shall be for Sanofi to be timely informed about any opportunity that may appear to extend the relationship with Ascendis, including in connection with any proposed Transaction or Trade Sale. Prior to accepting any offer received from any Independent Third Party in relation to any Transaction, Ascendis shall first notify Sanofi in writing of the existence of such offer and Sanofi shall be free to submit an offer to Ascendis. Ascendis shall consider in good faith any offer received from Sanofi, and within a reasonable period of time shall indicate to Sanofi whether it is interested in pursuing discussions towards a potential Transaction with Sanofi. Any information received further to this Clause 2.7 shall remain subject to the confidentiality requirements set out in Clause 10. For clarity, nothing in this Clause 2.7 may be interpreted as an obligation on Ascendis to disclose to Sanofi any information that is subject to any confidentiality obligation from time to time owed to any Independent Third Party.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.8	Immunity from Suit. Sanofi hereby grants to Ascendis a free right (the “Immunity”) to practise any patent that may be applied for, filed by or delivered to Sanofi Covering an Improvement relating to Manufacturing (a “Manufacturing Patent”) and/or an Improvement relating to any medical device that is not a Sanofi Medical Device (“Medical Device Improvement Patent”) outside Diabetes. The term of the Immunity shall be for the duration of such Manufacturing Patent or Medical Device Improvement Patent, as applicable. The Immunity shall be transferable and/or extendable by Ascendis only to its licensees and/or Sub-Licensees for activities and products outside Diabetes, without any right for such licensees or Sub-Licensees to themselves transfer or extend the Immunity to another party, including by way of business purchase, merger or otherwise. Ascendis shall promptly inform Sanofi in writing after completion of any such transaction with such licensees and/or Sub-Licensees involving a transfer or extension by Ascendis of the Immunity hereby granted, and such notice shall include the identity of such licensees and/or Sub-Licensees and a description of the therapeutic field (but not the financial terms) of the licences granted. For clarity, the Immunity hereby granted to Ascendis does not create any obligation on Sanofi to disclose to Ascendis any Technical Information relating to a Manufacturing Improvement or to a Sanofi Medical Device.

2.9	Non-compete: During the term of this Agreement, and subject to expiry or termination of this Agreement, Ascendis shall not directly or indirectly engage, either by itself or on behalf of any Independent Third Party, in any research, development or commercialization activities in connection with [***]. Subject to Clause 2.7, this Clause 2.9 shall not apply in respect of [***].

3.	Technical Information

3.1	Within [***] of the Effective Date, Ascendis shall supply to Sanofi a copy of all Technical Information in Ascendis’ possession or control that is relevant to the Products and Diabetes in the Territory and that has been disclosed to Sanofi up to and including on the Effective Date. Such Technical Information shall at least include the elements listed on schedule 3 and may be supplied in parts.

3.2	Upon request from Sanofi at any time and from time to time during the term of this Agreement, Ascendis will use its commercially reasonable efforts to provide Sanofi, or any Affiliate or Independent Third Party designated by Sanofi, with any additional Technical Information relevant to the Products and Diabetes in the Territory in Ascendis’ possession or with on-site support as may be reasonably requested by Sanofi.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.3	Ascendis shall supply to Sanofi any Technical Information which comprises Ascendis Improvements and is relevant to the Products and Diabetes in the Territory, promptly after such Technical Information becomes available to Ascendis during the term of this Agreement.

3.4	Nothing herein shall prevent Ascendis, its Affiliates or licensees from using any Technical Information including without limitation a right but not a obligation to use or refer (free of charge) to any regulatory or other data forming part of any Technical Information among other things for the purposes of any regulatory filings provided that such use is not inconsistent with the rights of Sanofi granted hereunder.

3.5	Notwithstanding the foregoing, and for the purpose of the licence granted to Ascendis under Clause 2.2, Sanofi will supply to Ascendis a copy of all Technical Information which comprises Sanofi Improvements relevant to products (excluding Technical Information which is exclusively relevant to Products) outside Diabetes in the Territory and that has not previously been disclosed to Ascendis. For clarity, nothing in this Agreement shall oblige Sanofi to supply to Ascendis the registration file of any Product save to the extent that Technical Information is relevant for the general use of the Technology Platform.

3.6	Ascendis will, through the appropriate mechanisms, use Diligent Efforts to maintain existing employment of certain key employees identified by Sanofi as holding that Technical Information necessary for the performance of the Development Plan and for the exercise of the rights granted to Sanofi to the Technology Platform.

4.	Development

4.1	Ascendis shall perform and complete, or cause the performance and completion, as the case may be, of the Development Plan activities set forth in schedule 4 (“Ascendis Development Activities”) and deliver to Sanofi [***] arising therefrom within [***] following completion of the relevant studies as they are described in the Development Plan. As a condition to Sanofi making the payment of any of the three instalments referred to under Clause 7.1(D), the Ascendis Development Activities will be conducted under the effective supervision of the Business Team. Any results of the Ascendis Development Activities shall be considered as Joint Improvements licensed to Sanofi under Clause 2.3.

4.2	Joint Development Committee.

(A)	Formation. Promptly after the Effective Date, the Parties will form a Joint Development Committee (the “JDC”) comprised of Ascendis’ [***] and of [***] of Sanofi. One representative of Sanofi-Aventis at the JDC will be selected to act as the chairperson of the JDC. The JDC will meet at least [***] times per year during the term of the Development Plan. Such meetings may be conducted by videoconference, teleconference or in person, as agreed by the Parties. The JDC will agree upon the time and location of the meetings. The chairperson, or his or her designee, will circulate an agenda for each meeting approximately one week before the date scheduled for the meeting, and will include all matters requested to be included on such agenda by either Party. The chairperson, or his or her designee, will take complete and accurate minutes of all discussions occurring at the JDC meetings and all matters decided upon at the meetings except that matters reflecting legal advice of counsel (including for clarity patent counsel) will not be included in such minutes. A copy of the draft minutes of each meeting will be provided to each Party by the chairperson, or his or her designee, after each meeting, and such minutes will be reviewed by the JDC members, any needed changes discussed and final minutes agreed to and provided to each Party within thirty (30) days after each meeting unless otherwise agreed. A reasonable number of additional representatives of a Party may attend meetings of the JDC in a non-voting capacity. Each Party is responsible for their travel costs and expenses associated with attending meetings.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(B)	JDC Functions and Powers. The responsibilities of the JDC will be as follows:

(1)	encouraging and facilitating communication between the Parties with respect to the development of Products;

(2)	reviewing the Development Plan,

(3)	monitoring the progress of the development of Products and each Party’s diligence in carrying out its responsibilities there under; and

(4)	carrying out the other duties and responsibilities described for it in this Agreement.

(C)	JDC Decision Making. All decisions of the JDC will be made by unanimous vote, with each member having one vote. If after reasonable discussion and consideration of each of the Parties’ views on a particular matter before the JDC, the JDC is unable to reach a decision by unanimous vote on that matter, then [***]; provided, however, that in no event shall [***] in a manner that (a) materially impairs or is reasonably likely to impair any rights or assets [***], or (b) results or is reasonably likely to result in (i) an increase in the scope of the [***] agreed by the Parties resulting in [***] or (ii) an [***]. The JDC shall not have any authority other than that expressly set forth above and, specifically, shall have no authority (x) to amend or interpret this Agreement, (y) to determine whether or not a Party has met its diligence or other obligations under the Agreement, or (z) to determine whether or not a breach of this Agreement has occurred.

(D)	Termination of JDC. The JDC shall terminate as of the earlier of (i) the acknowledgement by Sanofi that Ascendis has completed the Ascendis Development Activities, or (ii) the end of the [***] period of time following the Effective Date.

4.3	Except for the specific work to be performed by Ascendis in the Development Plan, Sanofi shall assume and have the sole responsibility for all development (including associated costs) of Product in the Territory in accordance with the provisions of this Agreement.

4.4	Sanofi reserves the right to approve (such approval not be unreasonable withheld) the appointment by Ascendis of any service providers intended to perform part of Ascendis’ Development Plan activities on behalf of Ascendis.

4.5	As part of the Technical Information to be provided by Ascendis hereunder, Ascendis shall promptly provide to Sanofi all information (including copies, where applicable) of any current or future contracts between Ascendis or its Affiliates and any Independent Third Party suppliers or vendors that materially relate to the Development Plan or to the Products. At Sanofi’s request, Ascendis shall use commercially reasonable efforts to assign or cause to be assigned (subject to assumption by Sanofi of the obligations) such agreements to Sanofi, to the extent that (i) such agreements relate solely to the development, manufacture and/or supply of Products and (ii) such assignment is permitted in accordance with the terms and conditions of such agreements or with the consent of the counterparty, or Ascendis shall reasonably cooperate to assist Sanofi in obtaining the benefit of such agreements.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4.6	Ascendis will cooperate with Sanofi-Aventis to provide such reasonable technical assistance as may be necessary in connection with the transfer to Sanofi-Aventis of the development, manufacture and production of Product as is consistent with the capacity and the capabilities of Ascendis. As part of such assistance, Ascendis will use commercially reasonable efforts to furnish, at Sanofi-Aventis’ reasonable request, a representative to attend drug regulatory meetings regarding Product and/ or participate in activities related to such regulatory meetings.

4.7	The parties shall enter into good faith negotiations to agree a quality agreement within [***] of the Effective Date.

4.8	Sanofi undertakes to use Diligent Efforts to develop the First Product and the Second Product (as defined in Clause 7.1(C)) and to reach the milestones set forth in Clause 7.1(C)(1) to Clause 7.1(C)(8) inclusive, in the Territory. For the avoidance of doubt, after Sanofi has made all the milestone payments set forth in Clause 7.1(C)(1) to Clause 7.1(C)(8) inclusive, the obligations set forth in this Clause 4.8 shall be satisfied and have no further force or effect. Sanofi shall conduct all development of the Product in compliance with current Good Laboratory Practice, Good Clinical Practice and Good Manufacturing Practice (where applicable).

4.9	Sanofi shall keep Ascendis regularly and fully informed of the progress of development of Product as set forth in Clause 7.1(C).

5.	Manufacturing and Commercialisation

5.1	Sanofi shall be solely responsible for all Manufacturing and commercialisation activities relating to Product in the Territory.

5.2	Sanofi shall, and it shall procure that its Affiliates and any Sub-Licensees shall:

(A)	ensure that any packaging together with any inserts or material relating to the sale of Product are, marked, where practicable, with all relevant patent numbers of Patents and with a clear and prominent statement that the Product incorporates the technology conceived by Ascendis; and

(B)	conduct all packaging and distribution in accordance with current Good Manufacturing Practice.

5.3	Sanofi undertakes to use Diligent Efforts to commercialise [***] in [***] and to reach the milestones set forth in Clause 7.1(C)(9) and Clause 7.1(C)(10). For the avoidance of doubt, after Sanofi has made all the milestone payments set forth in Clause 7.1(C)(9) and Clause 7.1(C)(10), the obligations set forth in this Clause 5.3 shall be satisfied and have no further force or effect.

6.	Regulatory

6.1	Sanofi shall have the sole responsibility for obtaining and maintaining all Regulatory Approvals (including associated costs) for Product from Regulatory Authorities in each of the countries in the Territory.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

6.2	Sanofi undertakes to comply, and to procure that its Sub-Licensees comply, with all requirements of Regulatory Authorities and/or applicable law, regulation and guidance.

7.	Payments

7.1	Sanofi shall make the following non-refundable purchase, licence fee and milestone payments to Ascendis:

(A)	Purchase price. In consideration of the purchase of the Product Patents, Sanofi shall pay Ascendis a non-refundable (subject to Section 19.4 hereunder), non-creditable one-time purchase price in the amount of [***]. On or promptly after the Effective Date, Ascendis shall submit an invoice to Sanofi for such amount, and Sanofi shall pay such invoice within [***] after receipt of such invoice.

(B)	Licence Fee. In consideration of the rights and licences granted to Sanofi under the Technology Platform Patents, and other licence rights granted to it under this Agreement, Sanofi shall pay Ascendis a non-refundable, non-creditable one-time licence fee in the amount of [***]. On or promptly after the Effective Date, Ascendis shall submit an invoice to Sanofi for such amount, and Sanofi shall pay such invoice within [***] after receipt of such invoice.

(C)	Development and Sale Milestones. Sanofi shall pay Ascendis the following one-time milestone payments upon the first occurrence of each event set forth below achieved by Sanofi, its Affiliates, its Sub-Licensees or their distributors:

Milestone N°	Description	Amount (€)
1	[***]	[***]
2	[***]	[***]
3	[***]	[***]
4	[***]	[***]
5	[***]	[***]
6	[***]	[***]
7	[***]	[***]
8	[***]	[***]
9	[***]	[***]
10	[***]	[***]

Should a First or Second Product [***] [***], the sum of the milestone payments [***] (i.e. [***]) would be paid to Ascendis upon [***] for such Product.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

In the event that the development of a First Product or a Second Product is suspended or discontinued (each a “Suspended Product”), and another Product is developed instead of the Suspended Product (each a “Replacement Product”), any payments actually paid under Clause 7.1(C)(1) to Clause 7.1(C)(8), inclusive, in respect of the Suspended Product shall not be due in respect of the Replacement Product but any payments not paid in respect of the Suspended Product shall be payable on the Replacement Product achieving the relevant milestone described in Clause 7.1(C)(1) to Clause 7.1(C)(8), inclusive. For clarity, Sanofi may not be obliged to pay to Ascendis more than [***] under this Clause 7.1(C).

For the avoidance of doubt, in the event that the milestones described in Clause 7.1(C)(9) and Clause 7.1(C)(10) are achieved in the same calendar year, both payments shall be paid by Sanofi to Ascendis.

Sanofi shall provide Ascendis with written notice of the achievement of any of the foregoing events within [***] thereafter. Upon receipt of such notice, Ascendis shall submit an invoice to Sanofi for the amount of such milestone payment, and Sanofi shall pay the respective payment for such event within [***] after receipt of such invoice from Ascendis. For the avoidance of doubt, after Sanofi has paid any of the foregoing payments, Sanofi shall have no further obligation to make such payment again.

(D)	Funding of Ascendis Development Activities. Subject to the condition referred to under Clause 4.1, Sanofi will fund Ascendis Development Plan Expenses for activities to be performed by Ascendis under the Development Plan, by paying the following three yearly instalments:

- Year 1: [***]

- Year 2: [***]

- Year 3: [***]

The first yearly instalment shall be paid to Ascendis within [***] of the Effective Date or [***] after the Parties agree on the Development Plan (to be attached as schedule 4), whichever is earlier, subject to receipt by Sanofi of the corresponding invoice to be issued by Ascendis.

The second yearly instalment shall be paid to Ascendis [***], subject to receipt by Sanofi of the corresponding invoice to be issued by Ascendis.

The third yearly instalment shall be paid to Ascendis [***], subject to receipt by Sanofi of the corresponding invoice to be issued by Ascendis.

Such funding will cover [***] Ascendis Development Plan Expenses as described in the initial Development Plan. The Parties will agree in writing on the payment of [***] Ascendis Development Expenses, before they are effectively incurred by Ascendis. For clarity, Ascendis shall not be obliged to incur costs in respect of the Development Plan in any relevant year which are in excess [***] [***] in accordance with this Clause 7.1(D).

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7.2	All payments due under this Agreement shall be made in Euros to the credit of a bank account to be designated in writing by Ascendis. Conversion into Euros of any amounts under this Agreement will be made in a manner consistent with Sanofi’s normal practices used to prepare its audited financial statements for internal and external reporting purposes, which uses a widely accepted source of published exchange rates.

7.3	Subject to Clause 7.4, Ascendis shall bear any and all taxes levied on account of any payment received under this Agreement. In the event that Sanofi is required, under applicable laws, to withhold any deduction or tax from any payment due to Ascendis under this Agreement, such amount shall be deducted from the payment to be made by Sanofi, paid to the proper taxing authority, provided that Sanofi shall take reasonable and lawful actions to avoid and minimize such withholding and promptly notify Ascendis so that Ascendis may take lawful actions to avoid and minimize such withholding. Each Party agrees to cooperate with the other Party in claiming exemptions from such deductions or withholdings under any agreement or treaty from time to time in effect.

7.4	All sums payable by Sanofi under or pursuant to this Agreement are exclusive of VAT (if any). Accordingly, where any taxable supply for VAT purposes is made under or in connection with this Agreement by Ascendis to Sanofi, Sanofi shall, in addition to any payment required for that supply, pay to Ascendis such VAT as is chargeable in respect of the supply at the same time as payment is due. Sanofi shall provide to Ascendis, prior to the due date for payment or the raising of any invoice (whichever is the earlier), details of Sanofi’s own VAT registration number. Ascendis shall provide Sanofi with a valid VAT invoice in respect of any payment of VAT.

7.5	Where any fees, milestones or other sums payable by Sanofi to Ascendis hereunder remain unpaid after the date on which they became due, Sanofi shall pay to Ascendis interest calculated from the date upon which the sums became due until payment thereof at the base lending rate of the European Central Bank ruling at the date the sums became due plus [***].

7.6	Notwithstanding anything to the contrary contained herein, upon payment in full of the last milestone payment set forth in Clause 7.1(C) by Sanofi to Ascendis, the licences granted pursuant to Clause 2.3 shall be deemed to be fully paid-up, royalty-free, perpetual and irrevocable.

8.	Records and Auditing

8.1	Each Party shall, and the Licensee shall procure that its Affiliates and Sub-Licensees shall, maintain complete and accurate books, records and accounts used for the determination of any payment obligations under this Agreement, which books, records and accounts will be retained by such Party until [***] after the end of the period to which such books, records and accounts pertain.

8.2	Each Party will have the right to have an independent certified public accounting firm of internationally recognized standing, reasonably acceptable to the other Party, have access during normal business hours, and upon [***] prior written notice, to such of the records of the other Party and its Affiliates as may be reasonably necessary to verify the accuracy of any payment made or received during the [***] prior to the date of such request; provided, however, that no Party will have the right to conduct more than one such audit in any [***] period. The accounting firm will disclose to the Parties only whether the data reported by the audited Party are correct or incorrect and the specific details concerning any discrepancies. The auditing Party will bear all costs of such audit, unless the audit reveals a discrepancy in the auditing Party’s favour of more than [***], in which case the audited Party will bear the cost of the audit. The results of such accounting firm will be final, absent manifest error.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

8.3	If, based on the results of any audit, additional payments are owed Ascendis under this Agreement, then Sanofi will make such additional payments promptly after the accounting firm’s written report is delivered to both Parties. If, based on the results of any audit, any payments made by Sanofi to Ascendis exceeded the amounts due and payable under this Agreement, then Ascendis will return such excess to Sanofi promptly after the accounting firm’s written report is delivered to both Parties.

9.	Pharmacovigilance

9.1	Upon execution of this Agreement, the Parties shall promptly, and in any event before Sanofi starts any clinical development activities, agree on the terms of a safety data exchange agreement (the “SDEA”) for the collection, reporting and exchange of safety information. The Parties shall immediately implement such SDEA and shall provide each other on a regular basis with any information which has become available to them and which is relevant to the safe use of Product (or of product, where applicable). Such procedures shall also relate to Sanofi’s Affiliates and Sub-Licensees.

9.2	Each Party shall notify the other of a “serious adverse experience” or “unexpected adverse experience” (as defined below) and will manage the same in accordance with the terms of the SDEA. For the purposes of this Clause 9.2, “serious adverse experience” shall mean any adverse event associated with the use of Product in humans (whether or not considered drug-related) that gives rise to one or more of the following: death, threat to life, new or prolonged in-patient hospitalisation, permanent or significant disability or incapacitation, overdose, congenital abnormality, or serious laboratory abnormality which is thought by the reporting physician to be serious or associated with relevant clinical signs or symptoms. An “unexpected adverse experience” shall mean any adverse event that is not identified in nature, severity, or frequency in the then current investigation brochure for Product (or of product, where applicable) or approved prescribing information.

10.	Confidentiality

10.1	Sanofi agrees to keep secret Ascendis’ confidential Technical Information, Ascendis Improvements and all other confidential information that it may obtain from Ascendis, its Affiliates or licensees in the course of this Agreement, to use the same exclusively as permitted under this Agreement, and to disclose the same only to those of its employees, contractors, consultants, Affiliates and Sub-Licensees to whom and to the extent that such disclosure is reasonably necessary in accordance with this Agreement.

10.2	Ascendis agrees to keep secret Sanofi’s confidential Technical Information, Sanofi’s Improvements and all other confidential information that it may obtain from Sanofi, its Affiliates and Sub-Licensees in the course of this Agreement, to use the same exclusively as permitted under this Agreement, and to disclose the same only to those of its employees, contractors, Affiliates and Sub-Licensees to whom and to the extent that such disclosure is reasonably necessary in accordance with this Agreement.

10.3	The foregoing obligations of Clauses 10.1 and 10.2 shall not apply to Technical Information or other information which:

(A)	prior to receipt thereof from one Party was in the possession of the recipient Party and at its free disposal;

(B)	is subsequently disclosed to the recipient Party without any obligations of confidence by an Independent Third Party who has not derived it directly or indirectly from the disclosing Party;

(C)	is or becomes generally available to the public through no act or default of the recipient Party or its agents, contractors or employees;

(D)	is independently developed by the receiving Party without the benefit of any disclosure hereunder, as demonstrated by documented evidence prepared contemporaneously with such independent development; or

(E)	is required to be disclosed by law, regulation or action of any governmental agency or authority.

10.4	Each Party shall procure that all its employees, contractors, Affiliates and Sub-Licensees who have access to any information of the other to which the obligations of Clauses 10.1 or 10.2 as the case may be apply, shall be made aware of, subject to, and comply with those obligations. During the term of this Agreement, each Party shall [***] protect and prevent the misappropriation of Technical Information by any of its employees or contractors or any Independent Third Party, including were appropriate by initiating legal action against any such employee, contractor or Independent Third Party, as applicable.

10.5	Each Party (“Publishing Party”) shall submit to the other Party manuscripts, including abstracts, and texts of poster presentations and other external presentations containing confidential Technical Information or other information at least [***] prior to presentation or submission for publication for purposes of allowing the other Party to comment on the manuscript or text; provided that the other Party may require the Publishing Party, by giving notice in writing to the Publishing Party within [***] of the receipt of such manuscript, abstract, text or other external presentations from the Publishing Party to stop submission for publication or presentation of such manuscript, abstract, text or other external presentation if, in the reasonable opinion of the other Party such delay is necessary in order to permit the filing of any patent application or to protect commercially sensitive data in respect of some or all of the other Party’s confidential information contained in such manuscript, abstract, text or other external presentation.

10.6	Promptly upon execution of this Agreement, each Party may issue an initial press release disclosing the execution of this Agreement and its contents, subject to the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed) to the contents of such press release. Neither Party shall make any other press releases or other public announcement(s) or disclosures to any third party relating to this Agreement, or any term hereof, without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed), except where such disclosure is required by applicable law, in which case the disclosing party shall, to the extent permitted by applicable law, provide copies of the disclosure reasonably in advance of such disclosure for the non-disclosing Party’s prior review and comment.

11.	Prosecution, Maintenance and Defence

11.1	Sanofi shall be responsible for filing, prosecuting and defending the Product Patents and any new patent Covering a Product, a Sanofi Improvement or a Joint Improvement. Ascendis shall, upon request by Sanofi and at the expenses of Sanofi, provide reasonable assistance to Sanofi with regard to such filing, prosecution and defence activities.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

11.2	Subject to clause 11.3, Ascendis shall be responsible for filing, prosecuting, maintaining and defending the Technology Platform Patents and any patents Covering Ascendis Improvements. Ascendis will provide Sanofi with drafts of all such proposed filings and correspondence (including without limitation the initial application as well as any material correspondence received from any Independent Third Parties or Intellectual Property Office related to any filings) which are relevant to Diabetes in the Territory. Sanofi shall have [***] to review and comment on such filings and correspondence, unless the date of receipt by Ascendis of such filings and correspondence and the official deadline set by such Intellectual Property Office is such that Sanofi’s period of review and comment should be shorter, in which case Ascendis shall provide such filings and correspondence as soon as practicable and inform Sanofi of such shorter period. Ascendis shall consider all of Sanofi’s reasonable suggestions, recommendations and instructions concerning the preparation, filing, prosecution, defence and maintenance of the Technology Platform Patents (including without limitation any suggestion or recommendation to alter or limit the scope, content and/or claims of any such application) and, to the extent otherwise practicable, shall undertake the preparation, filing, prosecution and defence of the Technology Platform Patents in a way that will not be detrimental to the research, development or commercialization of any Products. Ascendis agrees to file the Technology Platform Patents and any new patent Covering the Ascendis Improvements thereto in each of the countries listed on schedule 7 to the extent practicable. Ascendis shall not abandon or allow to lapse any Technology Platform Patent or any new patents Covering the Technology Platform or any Ascendis Improvements in Diabetes in any other country of the Territory without first giving Sanofi the opportunity to [***], provided that maintenance of such patent will not in Ascendis’ reasonable opinion impair Ascendis’ intellectual property protection in any respect for the Technology Platform and any products (other than Glp-1 Product, Glucagon Product, Insulin Product and any combination of Glp-1 Product, Glucagon Product and/or Insulin Product).

11.3	Ascendis shall bear the costs of filing, prosecuting, maintaining and defending the Technology Platform Patents. With effect from the Effective Date, Sanofi shall be responsible for the costs of filing, prosecuting, maintaining and defending the Product Patents and any new patent Covering a Product, a Sanofi Improvement or a Joint Improvement.

11.4	Each Party agrees that it will conduct its filing, prosecution, maintenance and defence activities in relation to its patent applications and patents in a manner that is not detrimental to the other Party’s Patents and/or to any patent applications filed by or granted to such other Party to Cover its Improvements.

12.	Improvements

12.1	Subject to the provisions of Clause 12.2, Ascendis shall own all right, title and interest in and to any and all Ascendis Improvements. Ascendis shall [***] be responsible for filing, prosecuting, maintaining and defending any patent Covering Ascendis Improvements.

12.2	Any Ascendis Improvement which is necessary or useful for the development, manufacture or commercialization of a Product shall be included in the licences granted to Sanofi under Clause 2.3.

12.3	Sanofi shall own all right, title and interest in and to any and all Sanofi Improvements. Sanofi shall [***] be responsible for filing, prosecuting, maintaining and defending any patent claiming Sanofi Improvements. If Sanofi does not wish to maintain or defend any such patent or if Sanofi wishes to abandon any such patent or allow any such patent to lapse, and provided that maintenance of such patent will not in Sanofi’s reasonable opinion impair Sanofi’s intellectual property protection in any respect of Product or Sanofi Improvement, Sanofi shall first offer in writing to Ascendis an opportunity to acquire such patent(s) with the right to use such patent(s) as it wishes, without compensation to Sanofi.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

12.4	Any Sanofi Improvement which is necessary or useful for the development, manufacture or commercialization of a product (excluding Product) by Ascendis or relates to the Technology Platform shall be included in the Technical Information and shall be included in the licence granted to Ascendis under Clause 2.2.

13.	Infringement

13.1	By an Independent Third Party

(A)	In the event of Sanofi or Ascendis becoming aware of any suspected infringement or any unauthorised use by an Independent Third Party of any of the Patents, Ascendis Improvements, Sanofi Improvements, Joint Improvements or Technical Information in the Territory, the Party becoming aware of the same shall notify the other Party.

(B)	Where such suspected infringement or unauthorised use (i) is outside [***], Ascendis shall [***] have the exclusive right to take or threaten any legal action that it deems appropriate to halt such suspected infringement and to retain any amounts recovered in respect of such suspected infringement or unauthorised use.

(C)	Where such suspected infringement relates to any [***] or to any [***], Sanofi shall[***] have the exclusive right to take or threaten any legal action that it deems appropriate to halt such suspected infringement and to retain any amounts recovered in respect of such suspected infringement or unauthorised use.

(D)	Where such suspected infringement is within [***] but does not relate to any [***] or to any [***]:

(1)	the Parties shall consult with each other with reasonable diligence in order to consider whether legal action should be taken or threatened concerning such suspected infringement or unauthorised use;

(2)	if the Parties agree that legal action should be taken or threatened, then they shall share [***] the costs of threatening or taking such legal action and in any amounts recovered as a result of the taking of such action unless the Parties otherwise agree in writing. In such circumstances, Sanofi shall have conduct of the action but shall consult Ascendis in good faith with regard to all significant decisions;

(3)	if Sanofi wishes to take or threaten legal action but Ascendis does not, then Sanofi may request Ascendis to lend its name where necessary or desirable to proceedings relating to such action and provide reasonable assistance in such proceedings and Ascendis will do so subject to Sanofi [***] [***]. In such circumstances, Sanofi shall have conduct of the action but shall consult Ascendis in good faith with regard to all significant decisions. In addition, Sanofi shall be [***]; and

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(4)	in any event, neither Party shall take any steps to settle or compromise such legal action or to reject the same without the prior written consent of the other Party (such consent not to be unreasonably withheld or delayed).

13.2	Against an Independent Third Party

(A)	In the event that the development or commercialisation of Product (or of products, where applicable) results in action by an Independent Third Party against a Party (or its Affiliates or Sub-Licensees) for infringement or unauthorised use of intellectual property or confidential information anywhere in the Territory, such Party shall promptly notify the other Party in writing.

(B)	Each Party (or its Affiliates or Sub-Licensees) against whom such action is brought shall (i) have the right but not the obligation to defend such action, (ii) have the right to be represented by separate legal advisors, (iii) keep the other Party informed of, and assist and co-operate with the other Party in, any such action and (iv) bear its own costs.

14.	Warranties

14.1	Each Party warrants to the other Party that:

(A)	it is free to enter into this Agreement and to carry out its obligations hereunder without violating any obligation owed by it or any of its Affiliates to any Independent Third Party;

(B)	it shall not, during the existence of this Agreement, enter into any assignments, licences, obligations, charges or assignments, either written, oral or implied, which are or shall be inconsistent with this Agreement; and

(C)	it has obtained all necessary corporate approvals to enter into and execute this Agreement.

14.2	Ascendis represents and warrants to Sanofi, as of the Effective Date:

(A)	Ascendis has the right to grant the licence granted to Sanofi on the terms set forth in Clause 2.3;

(B)	schedule 1 accurately identifies all Patents owned by or licensed to Ascendis as of the Effective Date that claim a Product or its manufacture or use;

(C)	All application and renewal fees required for the maintenance of the Patents have been duly and timely paid;

(D)	There is no pending litigation or claim served against Ascendis or any Affiliate of Ascendis that (i) alleges that any of Ascendis’ or any of its Affiliates’ activities relating to the Products or the Platform Technology have violated, or by developing Products would violate, any of the intellectual property rights of any third party (nor has it received at its corporate offices any written communication addressed to senior management threatening such litigation), or (ii) seeks to invalidate any of the Patents. During the term of this Agreement, Ascendis shall promptly notify Sanofi in writing upon learning of any such threatened claim or litigation;

(E)	Ascendis owns all right, title and interest in and to, or holds a licence to, the Patents, free and clear of all encumbrances, security interests, options and licences;

(F)	Ascendis or its Affiliates (i) have obtained the assignment of all interests and all rights of its employees with respect to the Patents, and (ii) have taken reasonable measures to protect the confidentiality of those items in the Ascendis Technical Information that are confidential;

(G)	So far as Ascendis is aware, there is no use, infringement or misappropriation of the Patents or the Ascendis Technical Information, in derogation of the rights granted to Sanofi in this Agreement;

(H)	All third party patents actually known to Ascendis that Ascendis believes would be infringed by the development or commercialization of the Product by Sanofi in accordance with this Agreement are identified in the freedom to operate searches provided by Ascendis to Sanofi on or prior to the Effective Date;

(I)	So far as Ascendis is aware, there are no investigations, inquiries, actions or other proceedings pending before any Regulatory Authority or other government agency with respect to any Product, and Ascendis has not received at its corporate offices any written notice addressed to senior management threatening any such investigation, inquiry, action or other proceeding. During the term of this Agreement, Ascendis shall promptly notify Sanofi in writing upon learning of any such actual or threatened investigation, inquiry, action or proceeding;

(J)	schedule 5 accurately identifies all licences granted to Ascendis by any Independent Third Parties with respect to the Products, their formulation, Manufacture or use, and so far as Ascendis is aware, Ascendis is not in breach or default under any such licence and has not received from any licensor any written notice of breach or default;

(K)	All employees of Ascendis and of its Affiliates (including without limitation each member of the Business Team) are individually bound to Ascendis or its Affiliates by written confidentiality undertakings during the term of their employment with Ascendis or its Affiliates;

(L)	The employees listed in Part II of schedule 6 are individually bound to Ascendis by non-compete undertakings while they remain shareholders in Ascendis; and

(M)	Ascendis has disclosed in writing and/or made available to Sanofi for its review, all filings or material correspondence between Ascendis or its Affiliates and Regulatory Authorities and all study reports that are related to any Glp-1 Product, Glucagon Product or any Insulin Product or any combination of Glp-1 Product, Glucagon Product and/or Insulin Product.

14.3	To the fullest extent permitted by law, Ascendis excludes all other warranties, express or implied, in respect of the Patents, Technical Information and Product, including without limitation any warranties in respect of merchantability, fitness for purpose, satisfactory quality, completeness or accuracy.

14.4	Sanofi warrants that it has the commercial, technical and financial resources and expertise available, and intends to use them, to develop Product in the Territory as contemplated in Clause 4.3 of this Agreement.

15.	Indemnification

15.1	Ascendis shall indemnify, defend and hold Sanofi and its Affiliates, and their respective directors, officers, employees and agents (each a “Sanofi Indemnitee”) from and against all losses, liabilities, damages, settlements, claims, actions, suits, penalties, fines, costs or expenses (including reasonable attorney’s fees) to the extent relating to an Independent Third Party claim, action or demand (each a “Loss”) arising out of or resulting from the negligence, recklessness, intentional acts or omissions in relation to this Agreement, or the performance of the Development Plan Activities, or the manufacture, supply, marketing, sale or use of products, or infringement of intellectual property or misappropriation or unauthorised disclosure of confidential information by Ascendis or its Affiliates and their respective directors, officers, employees and agents, except to the extent such Independent Third Party claim, action or demand arose or resulted from the negligence, recklessness, intentional acts or omissions of Sanofi or its Affiliates and their respective directors, officers, employees and agents in relation to this Agreement.

15.2	Except as provided in Clause 15.1 above, Sanofi shall indemnify, defend and hold Ascendis, its Affiliates, and their respective directors, officers, employees and agents (each a “Ascendis Indemnitee”) from and against all losses, liabilities, damages, settlements, claims, actions, suits, penalties, fines, costs or expenses (including reasonable attorney’s fees) to the extent relating to an Independent Third Party claim, action or demand (each a “Loss”) arising out of or resulting from the negligence, recklessness, intentional acts or omissions in relation to this Agreement, or the performance of the Development Plan Activities, or the manufacture, supply, marketing, sale or use of product, or infringement of intellectual property or misappropriation or unauthorised disclosure of confidential information by Sanofi or its Affiliates or Sub-licensees, and their respective directors, officers, employees and agents, except to the extent such Independent Third Party claim, action or demand arose or resulted from the negligence, recklessness, intentional acts or omissions of Ascendis, its Affiliates or licensees (other than Sanofi) and their respective directors, officers, employees and agents in relation to this Agreement.

15.3	In the event that a Sanofi Indemnitee or an Ascendis Indemnitee, as applicable (hereinafter an “Indemnified Party”) seeks indemnification under this Clause 15, such Indemnified Party shall: (i) give prompt notice to the indemnifying Party of any such claim, action or demand; (ii) permit the indemnifying Party to assume direction and control of the defence of such claim, action or demand (including decisions regarding its settlement or other disposition, which may be made in the indemnifying Party’s sole discretion except as otherwise provided herein); (iii) assist the indemnifying Party at the indemnifying Party’s expense in defending such claim, action or demand; and (iv) not compromise or settle such claim, action or demand without the indemnifying Party’s prior written consent, which shall not be unreasonably withheld or delayed. The Indemnified Party may participate in the defence of such claim, action or demand through counsel of its choice, but the reasonable cost of such counsel shall be borne solely by the Indemnified Party. Except with the approval of the Indemnified Party, which approval shall not be unreasonably withheld or delayed, the indemnifying Party shall not enter into any settlement which (i) would result in injunctive or other relief being imposed against an Indemnified Party; or (ii) does not include as an unconditional term thereof the giving by the claimant to all applicable Indemnified Parties of a release from all liability in respect to such claim or litigation.

16.	Limitation of Liability

16.1	Subject to Clause 16.2, neither of the Parties nor any of their Affiliates shall be liable to each other under any contract, negligence, strict liability or other legal or equitable theory for indirect, incidental, special, punitive, exemplary or consequential damages arising out of or resulting from this Agreement. The foregoing shall not limit the obligations of either Party from and against Independent Third Party Claims under Clauses 15.1 or 15.2 to the extent that such Independent Third Party has been awarded such damages.

16.2	Neither Party limits or excludes its liability for fraud, fraudulent concealment or fraudulent misrepresentation, nor for death or personal injury arising from its negligence.

17.	Term and Survival

17.1	This Agreement shall commence with effect from the Effective Date and shall continue until expiration of the Patents unless earlier terminated pursuant to Clause 18.

17.2	On the expiration or termination of this Agreement each Party shall continue to be bound by the Clauses 2.2 (licence to Ascendis, only in respect of Sanofi Improvements and Joint Improvements that are in existence prior to expiration or termination), 2.8 (immunity from suit), 10 (confidentiality), 15 (indemnification), 16 (limitation of liability), 17 (term and survival), 19 (effect of termination) and 20 (miscellaneous).

18.	Termination

18.1	In the event that Sanofi fails to remit any undisputed sum that it is obligated to pay to Ascendis under Clause 7 and such failure is not made good within thirty (30) Business Days after receipt by Sanofi of a written notice thereof given by Ascendis, then Ascendis may by written notice terminate this Agreement forthwith. The preceding sentence of this Clause 18.1 shall not apply to any failure of Sanofi to remit the sums which it is obligated to pay to Ascendis under Clauses 7.1(A) and 7.1(B), and in the event that such sums are not paid to Ascendis within the time periods set out in Clauses 7.1(A) and 7.1(B), Ascendis shall have the right to terminate this Agreement forthwith on written notice to Sanofi.

18.2	In the event that either Party commits a material breach of any of the other terms of this Agreement on its part to be performed or observed, the other Party shall have the right to terminate this Agreement by giving sixty (60) Business Days’ written notice to the defaulting Party; provided however that in the case of a material breach capable of being made good, if the defaulting Party shall make good the said material breach within sixty (60) Business Days after the notice shall have been given, then the notice shall not be effective.

18.3	Sanofi may at any time, upon ninety (90) Business Days’ written notice, terminate this Agreement in its entirety, for convenience.

18.4	If at any time during this Agreement, any Party (the “Challenging Party”) institutes against the other Party a lawsuit or proceeding in a court or before another tribunal of competent jurisdiction in the nature of a declaratory judgment action of non-infringement, invalidity or unenforceability with respect to any patent licensed to the Challenging Party hereunder, then the other Party shall be entitled to terminate this Agreement forthwith on written notice to the Challenging Party.

19.	Effect of Termination

19.1	The termination of this Agreement shall be without prejudice to:

(A)	the obligation of Sanofi to pay to Ascendis all milestones achieved prior to termination and other sums accrued, due and payable under Clause 7; and

(B)	any right of, or remedy available to, either Party against the other in respect of anything done or omitted hereunder prior to such termination.

19.2	If this Agreement is terminated by Ascendis pursuant to Clause 18.1, 18.2 or 18.4, or by Sanofi in its entirety pursuant to Clause 18.3:

(A)	Sanofi shall promptly return, furnish, transfer and/or assign to Ascendis all written Technical Information relating to the Technology Platform which at the date of termination is confidential, without compensation to Sanofi. For the avoidance of doubt, Ascendis, its Affiliates, licensees and Sub-Licensees shall be entitled to use all such Technical Information and Sanofi, shall, and shall procure that its Affiliates and Sub-Licensees shall immediately cease to use and thereafter refrain from using such confidential Technical Information.

(B)	All rights of Sanofi hereunder [***] and all licences granted to Sanofi hereunder shall forthwith cease and terminate;

(C)	Sanofi shall and shall procure that its Affiliates and Sub-Licensees shall, cooperate and provide reasonable assistance to Ascendis in obtaining the transfer or grant of any Regulatory Approvals in the Territory for any Product (other than (i) Glp-1 Product, Glucagon Product, Insulin Product and any combination of Glp-1 Product, Glucagon Product and/or Insulin Product) and (ii) any Product Covered by the Product Patents) to Ascendis or its nominee and shall ensure that Ascendis is supplied with copies of all relevant reports submitted to the Regulatory Authorities for the purpose of obtaining the transfer or grant of such Regulatory Approvals in the Territory with regard to any such Product in Diabetes, Diabetes Related Metabolic Disorders and/or Obesity;

(D)	the licences granted by Sanofi to Ascendis pursuant to Clause 2.2 shall survive termination and continue in full force and effect; and

(E)	Sanofi shall pay to Ascendis all justified and documented external costs and expenses that Ascendis and/or its Affiliates incur in the winding down of activities under the Development Plan.

(F)	Subject to Clause 19.4, Ascendis may, at its discretion, [***].

19.3	In the case of termination by Sanofi pursuant to Clause 18.2:

(A)	all rights of Ascendis hereunder and all licences granted to Ascendis hereunder shall forthwith cease and terminate; and

(B)	the licence granted by Ascendis to Sanofi pursuant to Clause 2.3 shall survive termination and shall remain in full force and effect.

19.4	In case of termination by Sanofi pursuant to Clause 18.3 prior to IND Approval of any Product, and if Ascendis notifies Sanofi in writing that it wants to own the Product Patents, Sanofi shall promptly return, furnish, transfer and/or assign to Ascendis the Product Patents upon payment by Ascendis to Sanofi of [***].

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

20.	Miscellaneous

20.1	Further Assurances

At any time after the date hereof each of the Parties shall, at the request and cost of the other Party, execute or procure the execution of such documents and do or procure the doing of such acts and things as the Party so requiring may reasonably require for the purpose of giving to the Party so requiring the full benefit of all the provisions of this Agreement, subject to any express restrictions in this Agreement on the extent of either Party’s obligations under this Agreement. This includes in particular (without prejudice to the generality of the foregoing) entry into forms of licence or other instruments confirming such rights for registration with appropriate Intellectual Property Offices, Regulatory Authorities and other authorities in the Territory.

20.2	Severability

In the event that any provision or any part of any provision contained in this Agreement is declared invalid or unenforceable by the judgment or decree by consent or otherwise of a Court of competent jurisdiction not subject to appeal, all other provisions or parts of provision contained in this Agreement shall remain in full force and effect and shall not be affected thereby for the term of this Agreement.

20.3	Assignments

Neither this Agreement nor any of the rights and obligations created herein is assignable or transferable (save for any sub-licence granted in accordance with Clauses 2.2, 2.3 and 2.5) by either Party without the prior written consent of the other, such consent not to be unreasonably withheld or delayed. Notwithstanding the preceding sentence:

(A)	subject to the provisions of Clause 2.7, Ascendis is entitled to assign this Agreement and/or any rights created herein to, subject to the assumption of the obligations herein by, any purchaser of the whole or a substantial part of the business of Ascendis. For the avoidance of doubt, the Parties agree that the Technology Platform constitutes a substantial part of the business of Ascendis.

(B)	Sanofi is entitled to assign this Agreement (but not part of this Agreement) to, subject to the assumption of the obligations herein by, any Affiliate or to any purchaser of the whole or a substantial part of the business of Sanofi, provided that such business includes [***].

20.4	Rights cumulative and other matters

(A)	The rights, powers, privileges and remedies provided in this Agreement are cumulative and are not exclusive of any rights, powers, privileges or remedies provided by law or otherwise.

(B)	No failure to exercise nor any delay in exercising by any Party to this Agreement of any right, power, privilege or remedy under this Agreement shall impair or operate as a waiver thereof in whole or in part.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(C)	No single or partial exercise of any right, power privilege or remedy under this Agreement shall prevent any further or other exercise thereof or the exercise of any other right, powers, privilege or remedy.

20.5	Costs of Preparation

The Parties hereto shall pay their own respective legal costs incurred in the preparation of this Agreement.

20.6	Entire Agreement

(A)	This Agreement, together with any documents referred to in it, constitutes the whole agreement between the Parties relating to its subject matter and supersedes and extinguishes any prior drafts, agreements, undertakings, representations, warranties and arrangements of any nature, whether in writing or oral, relating to such subject matter.

(B)	Each Party acknowledges that it has not been induced to enter into this Agreement by any representation or warranty other than those contained in this Agreement and, having negotiated and freely entered into this Agreement, agrees that it shall have no remedy in respect of any other such representation or warranty except in the case of fraud.

(C)	No variation of this Agreement shall be effective unless made in writing and signed by each of the Parties.

20.7	Notices

(A)	Any notice (which term shall in this Clause 20.7 includes any communication) required to be given under this Agreement or in connection with the matters contemplated by it shall, except where otherwise specifically provided, be in writing in the English language.

(B)	Any such notice shall be addressed as provided in Clause 20.7(C) and may be:

(1)	personally delivered, in which case it shall be deemed to have been given upon delivery at the relevant address if it is delivered not later than 17.00 hours on a Business Day, or, if it is delivered later than 17.00 hours on a Business Day or at any time on a day which is not a Business Day, at 08.00 hours on the next Business Day; or

(2)	sent by pre-paid airmail, or by air courier in which case it shall be deemed to have been given seven (7) Business Days after the date of posting in the case of airmail or two (2) Business Days after delivery to the courier, in the case of air courier; or

(3)	sent by facsimile, in which case it shall be deemed to have been given when despatched, subject to confirmation of uninterrupted transmission by a transmission report, provided that any notice despatched by facsimile after 17.00 hours on any Business Day or at any time on a day which is not a Business Day shall be deemed to have been given at 08.00 on the next Business Day; or

(4)	sent by electronic mail, in which case, it shall be deemed to be given when received but subject to the same provisions regarding receipt after 17.00 hours as apply to notices sent by facsimile.

(C)	The addresses and other details of the Parties referred to in this Clause 20.7(C) are, subject to Clause 20.7(D):

Ascendis’ Address:

Ascendis Pharma A/S

Tuborg Boulevard 12

DK-2900 Hellerup

Denmark

Fax no: +[***]

Attention: [***]

Sanofi’s Address:

Sanofi-Aventis Deutschland GmbH

Industriepark Höchst

65926 Frankfurt am Main

Germany

Fax no: +[***]

Attention: [***]

(D)	Either Party to this Agreement may notify the other Party of any change to the address or any of the other details specified in Clause 20.7, provided that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later.

20.8	Force Majeure

(A)	Neither Party to this Agreement shall be deemed to be in breach of this Agreement or otherwise liable to the other as a result of any delay or failure in the performance of its obligations under this Agreement if and to the extent that such delay or failure is caused by Force Majeure and the time for performance of the relevant obligation(s) shall be extended accordingly. The Party concerned shall promptly notify the other Party of the nature and effect of such event and both Parties shall where the same is practicable use Diligent Efforts to minimise such effect and to comply with the respective obligations herein contained as nearly as may be in their original form, provided that if the Force Majeure event continues for a period of [***] or more following notification, the Party not affected by the event may terminate this Agreement by giving not less than [***] prior notice to the other Party.

(B)	For the purposes of Clause 20.8, “Force Majeure” means any circumstances not within the reasonable control of the Party concerned including, without limitation (i) any strike, lockout or other industrial action, or any shortage of or difficulty in obtaining labour, fuel, raw materials or components; (ii) any destruction, temporary or permanent breakdown, malfunction or damage of or to any premises, plant, equipment (including computer systems) or materials; (iii) any breach of contract, default or insolvency by or of any Independent Third Party, other than an Affiliate of the Party affected by the force majeure, or an employee or officer of that Party or Affiliate; (iv) any action taken by a governmental or public authority imposing an embargo, export or import restriction, rationing, quota or other restriction or prohibition; (v) any civil commotion or disorder, riot, invasion, war, threat of or preparation for war; or (vi) any accident, fire, or explosion, (other than in each case, one caused by a breach of contract by or assistance of the Party concerned) storm, flood, earthquake, subsidence, epidemic or other natural physical disaster. Notwithstanding the foregoing, lack of funds, manpower or equipment, interruption or failure of utility service and the fault or misconduct by any personnel engaged by a Party shall not be an event of Force Majeure.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

20.9	Relationship of the parties

(A)	Nothing in this Agreement shall constitute, or be deemed to constitute, a partnership between the Parties nor, except as expressly provided, shall it constitute, or be deemed to constitute, any Party the agent of any other Party for any purpose.

(B)	Subject to any express provisions to the contrary in this Agreement, neither Party shall have any right or authority to and shall not do any act, enter into any contract, make any representation, give any warranty, incur any liability, assume any obligation, whether express or implied, of any kind on behalf of the other Party or bind the other Party in any way.

(C)	Nothing in this Agreement shall oblige either Party to (i) infringe any intellectual property rights or other rights of any person who is not a Party to this Agreement or (ii) do or omit to do anything other than in accordance with all applicable laws.

20.10	Counterparts

This Agreement may be executed in any number of counterparts, which shall together constitute one Agreement. Any Party may enter into this Agreement by signing any such counterpart.

20.11	Third Party Rights

Except for Affiliates of the Parties under Clauses 15.1 and 15.2, who may in their own right enforce the provisions of those Clauses, no person who is not a Party to this Agreement shall have any right to enforce any term of this Agreement.

20.12	Governing Law and Jurisdiction

(A)	This Agreement and any non-contractual obligations arising from or connected with it shall be governed by German law and this Agreement shall be construed in accordance with German law.

(B)	Subject to Clauses (C) and (D), any dispute arising out of or in connection with this Agreement, including any question regarding the existence, scope, validity, or termination of this Agreement or this Clause, the legal relationships established by this Agreement or the consequences of its nullity (and including any tortious or statutory claims), shall be referred to and finally resolved by arbitration under the rules of the International Court of Arbitration of the International Chamber of Commerce (“Rules”), and the Rules are deemed to be incorporated by reference into Clause 20.12(B), save, that notwithstanding anything in the Rules, the Parties preserve their right to appeal or refer to the German Courts on questions of law. The number of arbitrators shall be three (3), one (1) to be nominated by each Party and the third (the chairman) to be appointed by the International Court of Arbitration. The Parties shall provide their nominations for arbitrators within thirty (30) days following service of the request for arbitration under the Rules. The place of the arbitration shall be Frankfurt, Germany. The arbitration proceedings shall be conducted in the English language and any award shall be in English.

(C)	Each of the Parties agrees that if certain material obligations under this Agreement are not performed in accordance with their specific terms or are otherwise breached, (i) severe and irreparable damage would occur, and (ii) no adequate remedy at law would exist, and (iii) damages would be difficult to determine. Each of the Parties agrees that, in such case, the injured Party shall be entitled to seek from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, as well as any other relief permitted by applicable law.

(D)	In respect of any dispute relating to the determination of scope, validity or enforceability of any intellectual property rights, the Parties consent to the exclusive jurisdiction of the courts of the country the laws of which cause that intellectual property right to come into being and where such courts have jurisdiction the dispute shall be determined according to the laws of that country.

Signature page follows

AS WITNESS the Parties hereof have executed this Agreement the day and year first before written.

Ascendis Pharma A/S		Sanofi-Aventis Deutschland GmbH

Signed by:	/s/ Jan Møller Mikkelsen	Signed by:	/s/ Dr. Martin Siewert
	Jan Møller Mikkelsen President and CEO		Dr. Martin Siewert Chief Executive Officer

Signed by:	/s/ Michael Wolff Jensen	Signed by:	/s/ Dr. Klaus Menken
	Michael Wolff Jensen Chairman of the Board of Directors		Dr. Klaus Menken (CFO Germany) Chief Financial Officer

SCHEDULE 1: PATENTS

Part I: Product Patents

Part I: Product Patent Applications/Patents

[***]

Part II: Technology Platform Patent Applications/Patents

[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE 2: SHORT FORM PATENT LICENCE

THIS AGREEMENT is made the [            ] day of [            ]

BETWEEN:

(1)	ASCENDIS PHARMA A/S, (“Ascendis”), a company registered in Denmark with its registered office at Tuborg, Boulevard 12, DK-2900 Hellerup, Denmark; and

(2)	SANOFI AVENTIS DEUTSCHLAND GmbH, (“Sanofi”), a company registered in Germany with its registered office at Industriepark Hoechst 65926 Frankfurt, Germany.

Ascendis hereby grants to Sanofi an exclusive licence for exploitation, [for all diseases] [in the field of diabetes], of the patent(s) set out in the Schedule below within [insert relevant country] subject to and terminable in accordance with the terms and conditions of an agreement between the Parties hereto dated [            ].

Appendix

[insert details of relevant patents/patent applications]

AS WITNESS the Parties have executed this Agreement the day and year first above written.

Signed by	)
For and on behalf of	)
Ascendis Pharma A/S	)

Signed by	)
For and on behalf of	)
Sanofi-Aventis Deutschland GmbH	)

SCHEDULE 3: TECHNICAL INFORMATION

Ascendis Pharma’s TransCon technology encompasses the combination of linkers [***]. The linker families are a diverse group of structures with inherent chemical self-cleaving properties. Ascendis Pharma’s transient conjugation allows for a drug compound to be released in the body in a precise, time-controlled fashion, creating a long-acting effect for the original unmodified drug. Ascendis Pharma’s TransCon Hydrogel carrier is [***].

The documents in the following list describe the Technical Information that Ascendis will provide to Sanofi pursuant to Clauses 3.1 and 4.5:

[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE 4: DEVELOPMENT PLAN

SCHEDULE 5: LICENCES GRANTED TO ASCENDIS

None as of the Effective Date.

SCHEDULE 6: ASCENDIS EMPLOYEES

Part I: Business Team

[***]

Part II: Individuals subject to non-compete undertakings

[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE 7: LIST OF FILING COUNTRIES

[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.